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                                                                     Exhibit 5.2



                  [MILBANK, TWEED, HADLEY & MCCLOY LETTERHEAD]



                                  May 15, 1996


Harveys Casino Resorts
Post Office Box 128
Stateline, Nevada  89449



     RE: $150,000,000 __% SENIOR SUBORDINATED NOTES DUE 2006 OF
         HARVEYS CASINO RESORTS AND RELATED GUARANTEES

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1, File No. 333-3576 and Amendment No. 1 thereto filed on May 1, 1996 and Amendment No. 2 thereto filed on May 13, 1996 (as so amended, the "Registration Statement"), filed by Harveys Casino Resorts, a Nevada corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration, $150,000,000 principal amount of __% Senior Subordinated Notes due 2006 (the "Notes") and the guarantees (collectively, the "Guarantees" and together with the Notes, the "Securities") of the Notes by each of the following subsidiaries of the Company (collectively, the "Guarantors"): Harveys C.C. Management Company, Inc., Harveys Iowa Management Company, Inc., Harveys Wagon Wheel Casino Limited Liability Company and Harveys L.V. Management Company, Inc.

We have examined the form of Indenture (the "Indenture") between the Company, Harveys C.C. Management Company, Inc., Harveys Wagon Wheel Casino Limited Liability Company, Harveys Iowa Management Company, Inc. and Harveys L.V. Management Company, Inc., as guarantors, and IBJ Schroder Bank & Trust Company, as Trustee, under which the Securities are to be issued. We are familiar with the proceedings taken and proposed to be taken by the Company and the Guarantors in connection with the authorization and proposed issuance of the Securities.




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Harveys Casino Resorts
Post Office Box 128
Stateline, Nevada  89449
Page 2



Subject to said proceedings being duly taken and completed by the Company and the Guarantors as now contemplated by us as your counsel and as contemplated by the Indenture prior to the issuance of the Securities, it is our opinion that the Securities will, upon the issuance and sale thereof in the manner referred to in the Registration Statement, constitute legally valid and binding obligations of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and except that we advise you that the enforceability of the Securities is subject to the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceedings in equity or at law.

The foregoing opinion is limited to matters involving the law of the state of New York, and we do not express any opinion as to the law of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and the Prospectus which forms a part thereof.




Respectfully submitted,

/s/ Milbank, Tweed, Hadley & McCloy